Exhibit 3(i)
CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
HARRIS CORPORATION
     HARRIS CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:
     FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment to Section 1 of Article FOURTH of the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that said amendment be submitted to the stockholders of the Corporation for approval and adoption. The Board of Directors approved the following amendment to Section 1 of Article FOURTH of the Restated Certificate of Incorporation of the Corporation, to read in its entirety as follows:
“FOURTH: Section 1. The total number of shares of all classes of stock which this corporation shall have authority to issue is 501,000,000 shares, of which 500,000,000 shares shall be common stock of the par value of $1 per share and 1,000,000 shares shall be preferred stock without par value.”
     SECOND: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment to Article ELEVENTH of the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that said amendment be submitted to the stockholders of the Corporation for approval and adoption. The Board of Directors approved amendments to Article ELEVENTH of the Restated Certificate of Incorporation of the Corporation so that such Article ELEVENTH shall read in its entirety as follows:
“ELEVENTH: The business and affairs of this corporation shall be managed by or under the direction of a Board of Directors consisting of not less than 8 or more than 13 directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors.
     “At the 2008 annual meeting of stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2011 annual meeting of stockholders and until such directors’ successors shall have been elected and qualified. Commencing at the 2009 annual meeting of stockholders, directors shall be elected annually for terms of one year, except that any director in office at the 2009 annual meeting whose term expires at the annual meeting of stockholders in 2010 or 2011 (a “Continuing Classified Director”) shall continue to hold office until the end of the term for which such director was elected and until such director’s successor shall have been elected and qualified. At each annual meeting of stockholders after the terms of all Continuing Classified Directors have expired, all directors shall be elected for terms expiring at the next annual meeting of stockholders and until such directors’ successors shall have been elected and qualified. In no case will a decrease in the number of directors shorten the term of any incumbent director. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.
     “Any director, or the entire Board of Directors, of this corporation may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors at a meeting of stockholders called for that purpose, except that Continuing Classified Directors may be removed only for cause.
     “Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred or preference stock issued by this corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes unless expressly provided by such terms.
     “No person (other than a person nominated by or on behalf of the Board of Directors) shall be eligible for election as a director at any annual or special meeting of stockholders unless a written request that his or her name be placed in nomination is received from a stockholder of record by the Secretary of this corporation not less than 30 days prior to the date fixed for the meeting, together with the written consent of such person to serve as a director.
     “No director of this corporation shall be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code, or (iv) for any transaction from which the director derived an improper personal benefit.”
     THIRD: That thereafter, pursuant to the resolutions of the Board of Directors, the proposed amendments were submitted to the stockholders of the Corporation for consideration at the 2008 Annual Meeting of Shareholders, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, and at such meeting a majority of the outstanding stock entitled to vote thereon was voted in favor of the amendments.
     FOURTH: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Restated Certificate of Incorporation of Harris Corporation to be executed on its behalf by Scott T. Mikuen, an authorized officer of the Corporation as of this 28th day of October, 2008.

HARRIS CORPORATION
By:	/s/ Scott T. Mikuen
Scott T. Mikuen
Vice President, Associate General Counsel and Secretary

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